 FIRST AMENDMENT TO

PINNACLE CAPITAL MANAGEMENT FUNDS TRUST

ADMINISTRATION AGREEMENT

WHEREAS, PINNACLE CAPITAL MANAGEMENT FUNDS (the "Trust"), a Delaware statutory trust having its principal place of business at 100 Limestone Plaza, Fayetteville, NY 13066, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, have entered into an Administration Agreement as of May 28, 2014 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective June 14, 2018, the Trust and Ultimus agree to amend the Agreement.

1.	Section 1(q) of the Agreement is deleted and replaced with the following:

(q)	prepare and file with the SEC (i) the annual reports for the Trust on Forms N-CEN and N-PX, the semiannual reports on Form N-CSR, and the monthly reports of the Trust on Form N-PORT, and (ii) all required notices pursuant to Rule 24f-2 under the 1940 Act; and

2.	FEES

In addition to the Administration Fees set out in Schedule B of the Agreement, the Trust agrees to amend Schedule B of the Agreement as follows:

Pursuant to Section 4, beginning on June 1, 2018, the Trust agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Forms N-CEN and N-PORT and to meet the requirements of Rule 30a-1 under the 1940 Act. In addition, the Trust will also reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

Pursuant to Section 4, the Trust agrees to pay Ultimus a one-time implementation fee of [  ] per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 500	$[ ] plus out of pocket charges
	501 to 2,000	$ [ ] plus out of pocket charges
	Over 2,000	TBD
Fixed Income Funds	Less than 500	$ [ ] plus out of pocket charges
	501 to 1,000	$ [ ] plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.

2.	Except as hereby amended, the Agreement shall remain in full force and effect.

Executed this 14th day of June, 2018.

PINNACLE CAPITAL MANAGEMENT FUNDS TRUST

By:	/s/ Courtland H. Schroder
Cortland H. Schroder, President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Robert G. Dorsey
Robert G. Dorsey, Chief Executive Officer